As filed with the Securities and Exchange Commission on March 17, 2015
Registration No. 333-191049

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
——————————
Post-Effective Amendment No. 6
to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
——————————
Steadfast Apartment REIT, Inc.
(Exact name of registrant as specified in its governing instruments)
18100 Von Karman Avenue
Suite 500
Irvine, California 92612
(949) 852-0700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
——————————
Rodney F. Emery
Chief Executive Officer
18100 Von Karman Avenue
Suite 500
Irvine, California 92612
(949) 852-0700
(Name, address, including zip code and telephone number, including area code, of agent for service)
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Copies to:
Rosemarie A. Thurston
Gustav F. Bahn
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
(404) 881-7000
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Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☑ Registration No. 333-160748
If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐     Accelerated filer ☐     Non-accelerated filer ☐     Smaller reporting company ☑
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 (No. 333-191049) is filed pursuant to Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 36. Financial Statements and Exhibits.
(b) Exhibits:

Exhibit Number	Description

23.1	Consent of Ernst & Young LLP

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 17, 2015.
Steadfast Apartment REIT, Inc.
By: /s/ Rodney F. Emery
Rodney F. Emery
Chief Executive Officer and Chairman of the Board
Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the following capacities on March 17, 2015.
/s/ Rodney F. Emery
Rodney F. Emery
Chief Executive Officer and Chairman of the Board
(principal executive officer)
/s/ Kevin J. Keating
Kevin J. Keating
Treasurer
(principal financial officer and principal accounting officer)
/s/ Ella S. Neyland
Ella S. Neyland
President and Director
*
G. Brian Christie
Director
*
Thomas H. Purcell
Director
*
Kerry D. Vandell
Director
*By: /s/ Rodney F. Emery
Rodney F. Emery
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

23.1	Consent of Ernst & Young LLP